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                                                                   EXHIBIT 10(x)


                                   GUARANTY

                                      BY

                               KCS ENERGY, INC.

                                  IN FAVOR OF

                     CANADIAN IMPERIAL BANK OF COMMERCE,
                           NEW YORK AGENCY, AS AGENT


                        Dated as of September ___, 1996



          ---------------------------------------------------------
                    CREDIT FACILITY TO KCS RESOURCES, INC.,
          KCS PIPELINE SYSTEMS, INC., KCS MICHIGAN RESOURCES, INC.,
                        AND KCS ENERGY MARKETING, INC.
          ---------------------------------------------------------



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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE I         DEFINITIONS AND INTERPRETATION...........................  2
        1.1       Terms Defined Above......................................  2
        1.2       Terms Defined in Credit Agreement........................  2
        1.3       Additional Defined Terms.................................  2
        1.4       Undefined Financial Accounting Terms.....................  2
        1.5       References...............................................  2
        1.6       Articles and Sections....................................  2
        1.7       Number and Gender........................................  2
        1.8       Knowledge................................................  3

ARTICLE II        GUARANTY.................................................  3
        2.1       Guaranty.................................................  3
        2.2       Absolute, Complete, and Continuing Guaranty..............  3
        2.3       Liability Not Impaired...................................  3
        2.4       Primary Liability........................................  4
        2.5       Security; Additional Guarantees..........................  4
        2.6       Waivers..................................................  4
        2.7       Pursuit of Remedies......................................  4
        2.8       Status of Borrowers......................................  5
        2.9       Independent Review; Solvency.............................  5
        2.10      Enforcement Costs........................................  5

ARTICLE III       REPRESENTATIONS AND WARRANTIES...........................  5
        3.1       Due Authorization........................................  5
        3.2       Corporate Existence......................................  6
        3.3       Valid and Binding Obligations............................  6
        3.4       Scope and Accuracy of Financial Statements...............  6
        3.5       No Material Misstatements................................  6
        3.6       Litigation...............................................  6
        3.7       Default..................................................  7
        3.8       ERISA....................................................  7
        3.9       Proper Filing of Tax Returns; Payment of Taxes Due.......  7
        3.10      Authorizations; Consents.................................  8
        3.11      Compliance with Federal Reserve Regulations..............  8
        3.12      Investment Company Act Compliance........................  8
        3.13      Public Utility Holding Company Act Compliance............  8
        3.14      Subsidiaries.............................................  8

ARTICLE IV        AFFIRMATIVE COVENANTS....................................  8
        4.1       Maintenance and Access to Records........................  8
        4.2       Quarterly Financial Statements; Compliance Certificates..  9
        4.3       Annual Financial Statements..............................  9


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        4.5       Notices of Certain Events................................  9
        4.6       Additional Information................................... 10
        4.7       Maintenance of Corporate Existence and Good Standing..... 11
        4.8       Compliance with Laws..................................... 11
        4.9       Payment of Assessments and Charges....................... 11
        4.10      Indemnification.......................................... 11
        4.11      Further Assurances....................................... 12

ARTICLE V         NEGATIVE COVENANTS....................................... 12
        5.1       Dividends and Distributions.............................. 12
        5.2       Changes in Corporate Structure........................... 13
        5.3       Transactions with Affiliates............................. 13
        5.4       Tangible Net Worth....................................... 13
        5.5       Interest Coverage Ratio.................................. 13
        5.6       Partnerships and Joint Ventures.......................... 13
        5.7       Lines of Business........................................ 13

ARTICLE VI        MISCELLANEOUS............................................ 13
        6.1       Survival of Representations, Warranties, and Covenants... 13
        6.2       Notices and Other Communications......................... 13
        6.3       Parties in Interest...................................... 14
        6.4       Rights of Third Parties.................................. 14
        6.5       No Waiver; Rights Cumulative............................. 15
        6.6       Severability............................................. 15
        6.7       Amendments; Waivers...................................... 15
        6.8       Review of Guaranty....................................... 15
        6.9       Payments................................................. 15
        6.10      Governing Law............................................ 15
        6.11      Jurisdiction and Venue................................... 15
        6.12      Appointment of Agent for Service of Process.............. 15
        6.13      Waiver of Rights to Jury Trial........................... 16
        6.15      Confidentiality.......................................... 16


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                                   GUARANTY


           This GUARANTY (this "Guaranty") dated effective as of September __, 1996, is by KCS Energy, Inc., a Delaware corporation (the "Guarantor") in favor of the lenders party to the Credit Agreement (as such term is defined below) from time to time (together with their respective successors and assigns as permitted pursuant to the Credit Agreement referred to below, the "Lenders"), and Canadian Imperial Bank of Commerce, a Canadian chartered bank, acting through its New York Agency, as agent for the Lenders pursuant to the Credit Agreement (in such capacity, together with its successors in such capacity pursuant to the terms of the Credit Agreement, the "Agent").

                             W I T N E S S E T H :

           WHEREAS, pursuant to the terms and conditions of the Credit Agreement dated of even date herewith by and among KCS Resources, Inc. ("KRI"), a Delaware corporation, KCS Pipeline Systems, Inc. ("KCS Pipeline"), a Delaware corporation, KCS Michigan Resources, Inc. ("KCS Michigan"), a Delaware corporation, and KCS Energy Marketing, Inc. ("KCS Marketing"), a New Jersey corporation (each individually a "Borrower" and collectively, the "Borrowers"), the Agent, CIBC Inc., as Collateral Agent (the "Collateral Agent"), and the Lenders (as such agreement may be amended, restated, or supplemented from time to time, the "Credit Agreement"), the Lenders have agreed to extend credit to or for the benefit of the Borrowers;

           WHEREAS, the Guarantor has heretofore executed that certain Guaranty dated March 15, 1994, in favor of Bank One, Texas, National Association ("Bank One") (as heretofore amended, restated, or supplemented, the "Prior Bank One Guaranty"), guaranteeing all Indebtedness of KRI and KCS Pipeline to the lenders under the Existing Bank One Credit Agreement (as such term is defined in the Credit Agreement);

           WHEREAS, the Guarantor has heretofore executed that certain Guaranty dated November 28, 1995 in favor of Comerica Bank-Texas, as agent ("Comerica") (as heretofore amended, restated, or supplemented, the "Prior Comerica Guaranty"), guaranteeing all Indebtedness of KCS Michigan and KCS Marketing to the lenders under the Existing Comerica Credit Agreement (as such term is defined in the Credit Agreement);

           WHEREAS, the Guarantor, as the ultimate sole shareholder of the Borrowers, will derive substantial direct and indirect benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement; and

           WHEREAS, pursuant to the Credit Agreement and as an inducement to the Lenders to extend credit to the Borrowers pursuant to the Credit Agreement, the Guarantor has agreed to execute this Guaranty in favor of the Agent for the benefit of the Lenders;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree that the Prior Bank One Guaranty and the Prior

Comerica Guaranty are each hereby amended and restated in their entirety respectively to read as follows:


                                   ARTICLE I

                        DEFINITIONS AND INTERPRETATION

            1.1 Terms Defined Above. As used in this Guaranty, each of the terms "Agent," "Bank One," "Borrower," "Borrowers," "Collateral Agent," "Comerica," "Credit Agreement," "Guarantor," "Guaranty," "KCS Marketing," "KCS Michigan," "KCS Pipeline," "KRI," "Lenders," "Prior Bank One Guaranty," and "Prior Comerica Guaranty" shall have the meaning assigned to such term hereinabove.

            1.2 Terms Defined in Credit Agreement. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

            1.3 Additional Defined Terms. As used in this Guaranty, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

            "Guaranteed Indebtedness" shall mean the Indebtedness and other obligations as to which payment is guaranteed by the Guarantor hereunder pursuant to Section 2.1.

            "Subsidiaries" shall mean all Subsidiaries (as defined in the Credit Agreement) of the Guarantor.

            1.4 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Guaranty shall have the meanings assigned to such terms according to GAAP.

            1.5 References. The words "hereby," "herein," "hereinabove," "hereinafter," "hereinbelow," "hereof," "hereunder," and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular Article, Section, or provision of this Guaranty. References in this Guaranty to Article or Section numbers are to such Articles or Sections of this Guaranty unless otherwise specified. References in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be.

            1.6 Articles and Sections. This Guaranty, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

            1.7 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be


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understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.

            1.8 Knowledge. As used herein "knowledge" or "knowledge and belief" of the Guarantor shall mean the knowledge of any officer of the Guarantor.

                                  ARTICLE II

                                   GUARANTY

            2.1 Guaranty. The Guarantor unconditionally guarantees to the Agent and the Lenders the prompt payment and performance when due (whether at stated maturity, by acceleration, or otherwise) of the Obligations.

            2.2 Absolute, Complete, and Continuing Guaranty. This is an absolute, complete, and continuing Guaranty; and no notice of the Obligations, the making of any Loans, the issuance of any Letter of Credit, the making of any Letter of Credit Payment, or any extension of credit now or hereafter contracted by or extended to the Borrowers need be given to the Guarantor. The grant of any Liens by the Guarantor shall not in anyway limit or be construed as limiting the Agent or the Collateral Agent to collect payment of any liability of the Guarantor incurred hereby from the Collateral, but it is expressly understood and provided that the liability of the Guarantor hereunder shall constitute the absolute and unconditional obligation of the Guarantor. The Borrowers and the Lenders may, in accordance with the terms of the Credit Agreement, rearrange, extend, increase and/or renew all or any portion of the Obligations without notice to the Guarantor; and in such event, the Guarantor shall remain fully bound hereunder for payment of the Guaranteed Indebtedness. The obligations of the Guarantor hereunder shall not be released, impaired, or diminished by any amendment, modification, or alteration of any Loan Document, except as may be expressly provided in any such amendment, modification, or alteration. The Guarantor shall remain liable under this Guaranty regardless of whether the Borrowers or any other guarantor be found not liable on all or any part of the Obligations for any reason, including, without limitation, insanity, minority, disability, bankruptcy, insolvency, death, liquidation, or dissolution, even though rendering all or any part of the Obligations void, unenforceable, or uncollectible as against the Borrowers or any other guarantor. This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Indebtedness is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy, or reorganization of the Borrowers or otherwise, all as though such payment had not been made and will, thereupon, guarantee payment of such amount as to which refund or restitution has been made, together with interest accruing thereon subsequent to the date of refund or restitution at the applicable rate under the Credit Agreement and collection costs and fees (including, without limitation, reasonable attorneys' fees) applicable thereto.

            2.3 Liability Not Impaired. The liabilities and obligations of the Guarantor hereunder shall not be affected or impaired by (a) the failure of the Agent, the Collateral Agent


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or any other Person to exercise diligence or reasonable care in the preservation, protection, or other handling or treatment of all or any part of the Collateral, (b) the failure of any Lien intended to be granted or created to secure all or any part of the Obligations to be properly perfected or created or the unenforceability of any Lien for any other reason, or (c) the subordination of any such Lien to any other Lien.

            2.4 Primary Liability. The liability of the Guarantor for the payment of the Guaranteed Indebtedness shall be primary and not secondary.

            2.5 Security; Additional Guarantees. The Guarantor authorizes the Agent and the Lenders, without notice to or demand upon the Guarantor and without affecting the liability of the Guarantor hereunder, (a) to take and hold security voluntarily provided by any Person as security for the payment of all or any portion of the Guaranteed Indebtedness and the other Obligations, and to exchange, enforce, waive, and/or release any such security; (b) to apply such security and direct the order or manner of sale thereof as the Agent, the Collateral Agent or the Lenders in their discretion may determine; and (c) to obtain a guaranty of all or any portion of the Guaranteed Indebtedness and the other Obligations from any one or more other Persons and to enforce, waive, rearrange, modify, limit, or release at any time or times such other Persons from their obligations under such guaranties, whether with or without consideration.

            2.6 Waivers. The Guarantor waives any right to require the Agent, the Collateral Agent or any Lender to (a) proceed against the Borrowers or make any effort at the collection of the Guaranteed Indebtedness from the Borrowers or any other guarantor or Person liable for all or any part of the Guaranteed Indebtedness, (b) proceed against or exhaust any collateral securing the Guaranteed Indebtedness, or (c) pursue any other remedy in the power of the Agent, the Collateral Agent or any Lender. The Guarantor further waives any and all rights and remedies of suretyship. The Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrowers or any other guarantor of all or any part of the Obligations. The Guarantor expressly waives all notices of any kind, presentment for payment, demand for payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, dishonor, diligence, notice of any amendment of any Loan Document, notice of any adverse change in the financial condition of the Borrowers, notice of any adjustment, indulgence, forbearance, or compromise that might be granted or given by the Agent, the Collateral Agent or any Lender to the Borrowers, and notice of acceptance of this Guaranty, acceptance on the part of the Agent being conclusively presumed by its request for this Guaranty and the delivery of this Guaranty to the Agent. The liability and obligations of the Guarantor hereunder shall not be affected or impaired by any action or inaction by the Agent, the Collateral Agent or any Lender in regard to any matter waived or notice of which is waived by the Guarantor in this Guaranty.

            2.7 Pursuit of Remedies. The Agent, the Collateral Agent and the Lenders may pursue any remedy without altering the obligations of the Guarantor hereunder and without liability to the Guarantor, even though the pursuit of such remedy may result in the loss by the Guarantor of rights of subrogation or to proceed against others for reimbursement or contribution or any other right.


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            2.8 Status of Borrowers. Should the status of the Borrowers change in any way, as a result of reorganization or dissolution, any sale, lease, or transfer of any or all of the assets of the Borrowers, any change in the shareholders, partners, or members of the Borrowers or otherwise, this Guaranty shall continue and shall cover the Guaranteed Indebtedness under the new status. This Section shall not, however, be construed to authorize any action by the Borrowers otherwise prohibited under the Credit Agreement or any other Loan Document.

            2.9 Independent Review; Solvency. The Guarantor is familiar with and has independently reviewed the books and records regarding the financial condition of the Borrowers and is familiar with the value of any and all property intended as Collateral; however, the Guarantor is not relying on such financial condition or such Collateral as an inducement to enter into this Guaranty. The Guarantor acknowledges that it is not relying on any representations (oral or otherwise) of the Agent, the Collateral Agent, any Lender or any other Person except as may be expressly described in this Guaranty. As of the date hereof, and after giving effect to this Guaranty and the contingent obligations evidenced hereby, the Guarantor is and will be solvent, and has and will have Property which, valued fairly, exceed the obligations, debts, and liabilities of the Guarantor, and has and will have Property sufficient to satisfy, repay, and discharge the same.

            2.10 Enforcement Costs. If the Guaranteed Indebtedness is not paid by the Guarantor when due, as required herein, and this Guaranty is placed in the hands of an attorney for collection or is enforced by suit or through probate or bankruptcy court or through any other judicial proceedings, the Guarantor shall pay to the Agent an amount equal to the reasonable attorneys' fees and collection costs incurred by the Agent, the Collateral Agent or any Lender in the collection of the Guaranteed Indebtedness.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

            To induce the Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to make Loans to or for the benefit of and to issue Letters of Credit for the account of the Borrowers, the Guarantor represents and warrants to the Agent (which representations and warranties shall survive the delivery of this Guaranty and the other Loan Documents) that:

            3.1 Due Authorization. The execution and delivery by the Guarantor of this Guaranty and each other Loan Document to which the Guarantor is a party and the performance of all obligations of the Guarantor hereunder and thereunder are within the power of the Guarantor, have been duly authorized by all necessary corporate action, and do not and will not (a) require the consent of any Governmental Authority to be obtained by the Guarantor, (b) contravene or conflict with any Requirement of Law applicable to the Guarantor or the articles or certificate of incorporation, bylaws, or other organizational or governing documents of the Guarantor, (c) contravene or conflict with any material indenture, instrument, or other agreement, or any indenture, instrument, or other agreement that, when aggregated with other such agreements, is material, to which the Guarantor is a party or by which any Property of the


                                      5
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Guarantor may be presently bound or encumbered, except as could not reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Guarantor under any such indenture, instrument, or other agreement, other than such Loan Documents.

            3.2 Corporate Existence. The Guarantor is a corporation duly organized, legally existing, and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

            3.3 Valid and Binding Obligations. This Guaranty and each other Loan Document to which the Guarantor is a party, when duly executed and delivered by the Guarantor, will be the legal, valid, and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its respective terms except as limited by bankruptcy, insolvency, or similar laws affecting generally the rights of creditors and general principles of equity, whether applied by a court of law or equity.

            3.4 Scope and Accuracy of Financial Statements. The Financial Statements of the Guarantor and its Subsidiaries as of December 31, 1995 and June 30, 1996 (subject, in the case of the Financial Statements as of June 30, 1996, to normal year-end audit adjustments), present fairly the financial position and results of operations and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since December 31, 1995 or June 30, 1996 which could reasonably be expected to have a Material Adverse Effect.

            3.5 No Material Misstatements. All written estimates, projections and forecasts furnished by or on behalf of the Guarantor to the Agent, the Collateral Agent or any of the Lenders for purposes of or in connection with this Guaranty, or in connection with any extension of credit under the Credit Agreement, were and will be prepared on the basis of the good faith estimate of the Guarantor's senior management concerning probable financial condition and performance based on assumptions, data, tests or conditions believed to be reasonable or to represent industry conditions existing at the time such estimates, projections or forecasts were made. No other information, exhibit, statement, or report furnished to the Agent, the Collateral Agent or any Lender by or at the direction of the Guarantor in connection with this Guaranty or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading as of the date made or deemed made.

            3.6 Litigation. Except as set forth under the heading "Litigation" on Exhibit X to the Credit Agreement, no litigation or other action of any nature is pending before any Governmental Authority or, to the best knowledge of the Guarantor, threatened, against or affecting (a) any Collateral, or, in the case of Environmental Laws, any real Property of the Guarantor or the facilities located and the operations conducted thereon, which, if determined adversely to the Guarantor, could reasonably be expected to have a Material Adverse Effect,
(b) the Guarantor's ability to enter into, execute, deliver or perform in any material respect its obligations under the Loan Documents to which it is a party, (c) the Guarantor, which, if


                                      6
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determined adversely to the Guarantor, could reasonably be expected to result in any judgment or liability, individually or when aggregated with all other such judgments or liabilities, which could reasonably be expected to have a Material Adverse Effect and which is not fully covered by insurance (exclusive of any deductible amount related to such insurance, which deductible amount is customary for Persons engaged in similar businesses), or (d) the Guarantor, which if determined adversely to the Guarantor, could reasonably be expected to result in any other Material Adverse Effect.

            3.7 Default. Neither any Borrower nor the Guarantor is in default of, and no event has occurred which, with the lapse of time or giving of notice, or both, could result in such a default of, (i) any charter document or bylaws of any Borrower or the Guarantor, or (ii) any agreement or obligation other than an agreement or obligation evidencing or relating to Debt to which any Borrower or the Guarantor is a party or by which any Property of any Borrower or the Guarantor may be bound, pursuant to which the obligations of the Guarantor and the Borrowers in the aggregate under any of such agreements, or the obligations secured thereby, exceed $2,500,000, except such as are being contested in good faith and as to which such reserve as may be required by GAAP shall have been made therefor.

            3.8 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Guarantor, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. Each Plan satisfied the minimum funding requirements under ERISA and the Code as of the last annual valuation date applicable thereto. Neither the Guarantor nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Guarantor nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Guarantor or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Guarantor nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Guarantor, no such Insolvency or Reorganization which could reasonably be expected to have a Material Adverse Effect is likely to occur. Based upon GAAP existing as of the date of this Guaranty and current factual circumstances, the Guarantor has no reason to believe that the annual cost during the term of this Guaranty to the Guarantor and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Guarantor and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

            3.9 Proper Filing of Tax Returns; Payment of Taxes Due. The Guarantor has duly and properly filed its United States income tax returns and all other tax returns which are required to be filed and has paid all taxes shown to be due thereon, except such as are being contested in good faith and as to which adequate provisions and disclosures have been made and except such returns of which the failure to file has not had or would not have a Material Adverse

Effect. The respective charges and reserves on the books of the Guarantor with respect to taxes and other governmental charges are adequate.

            3.10 Authorizations; Consents. Except as expressly contemplated by the Loan Documents, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to be obtained by the Guarantor to authorize, or is otherwise required in connection with, the valid execution and delivery by the Guarantor of this Guaranty or any other Loan Document or the payment and performance by the Guarantor of the Guaranteed Indebtedness.

            3.11 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations G, T, U, or X.

            3.12 Investment Company Act Compliance. The Guarantor is not, nor is the Guarantor directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            3.13 Public Utility Holding Company Act Compliance. The Guarantor is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            3.14 Subsidiaries. As of the Closing Date, the Guarantor has no Subsidiaries other than those described on Exhibit X to the Credit Agreement under the heading "Subsidiaries." The Guarantor is not a general partner or joint venturer or has partnership or joint venture interests in any Person.


                                  ARTICLE IV

                             AFFIRMATIVE COVENANTS

            Unless agreed in writing by the Agent to the contrary, the Guarantor covenants, so long as any Obligation remains outstanding or unpaid or any Commitment exists, to:

            4.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent, the Collateral Agent or any Lender, make such records available at the Guarantor's place of business upon reasonable prior notice, during normal business hours, for inspection by the Agent, the Collateral Agent or any Lender and, at the expense of the Guarantor, allow the Agent, the Collateral Agent or any Lender to make and take away copies thereof.


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

            4.2 Quarterly Financial Statements; Compliance Certificates. Deliver to the Agent, to the extent not previously delivered by any Borrower, on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Guarantor, Sufficient Copies of the unaudited consolidated and consolidating Financial Statements of the Guarantor and its Subsidiaries as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Guarantor as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Guarantor and its Subsidiaries, subject to changes resulting from normal year-end audit adjustments, and a Compliance Certificate.

            4.3 Annual Financial Statements. Deliver to the Agent, to the extent not previously delivered by any Borrower, on or before the 90th day after the close of each fiscal year of the Guarantor, Sufficient Copies of the annual audited consolidated and consolidating Financial Statements of the Guarantor and its Subsidiaries, and a Compliance Certificate.

            4.4 Projected Budget. Deliver to the Agent as soon as available and in any event on or before the 90th day after the close of each (a) fiscal year, Sufficient Copies of a projected budget for the Guarantor and its Subsidiaries on a consolidated basis for (i) the current fiscal year, prepared in a six-month analysis, and (ii) the five (5) fiscal years then commencing, prepared in a year-by-year analysis, and (b) second quarterly period of each fiscal year, Sufficient Copies of (i) a revised projected budget for the operations of the Guarantor and its Subsidiaries on a consolidated basis for the second six (6) months of such fiscal year, and (ii) a report of actual operations of the Guarantor and its Subsidiaries on a consolidated basis for the first six (6) months of such fiscal year, reflecting in comparative form, the original projected budget for such period and the numbers related to such projected budget based upon actual operations.

            4.5 Notices of Certain Events. Deliver to the Agent, to the extent not previously delivered by any Borrower, promptly upon having knowledge thereof, a written statement with respect to the occurrence of any of the following events or circumstances, signed by a Responsible Officer of the Guarantor and setting forth the relevant event or circumstance and the steps being taken by the Guarantor or any Subsidiary with respect to such event or circumstance:

            (a) any Default or Event of Default;

            (b) any default or event of default under any contractual obligation of the Guarantor or any Subsidiary, or any litigation, investigation, or proceeding between the Guarantor or any Subsidiary and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding involving the Guarantor or any Subsidiary as a defendant or in which any Property of the Guarantor or any Subsidiary is subject to a claim and in which the amount of the claim against the Guarantor or any

      Subsidiary is $1,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

            (d) the receipt by the Guarantor of any Environmental Complaint which individually, or in the aggregate with any other Environmental Complaints then outstanding relating to any matter, relates to a matter which could reasonably be expected to have a Material Adverse Effect;

            (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of any Borrower or any real Property of the Guarantor and the facilities located and the operations conducted thereon following any allegation of a violation of any Requirement of Law regarding any condition in each case which could reasonably be expected to have a Material Adverse Effect;

            (f) any of the following which could reasonably be expected to have a Material Adverse Effect: any Release of Hazardous Substances by any Borrower or the Guarantor or from, affecting, or related to any Property of any Borrower or any real Property of the Guarantor and the facilities located and the operations conducted thereon except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization;

            (g) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by PBGC, the Guarantor, or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto;

            (h) the creation, organization or acquisition of any Subsidiary, direct or indirect, of the Guarantor; and

            (i) any other event or condition which could reasonably be expected to cause a Material Adverse Effect.

            4.6 Additional Information. Furnish to the Agent, to the extent not previously furnished by any Borrower, within five Business Days after any material report (other than financial statements) or other communication is sent by the Guarantor to its stockholders or filed by the Guarantor with the Securities and Exchange Commission or any successor or analogous Governmental Authority, copies of such report or communication and, promptly upon the request of the Agent, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Guarantor and the Borrowers as the Agent may from time to time reasonably request.

            4.7 Maintenance of Corporate Existence and Good Standing. (a) Maintain its corporate existence and good standing in its jurisdiction of incorporation and (b) maintain its corporate qualification and good standing in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted by the Guarantor necessitates same, unless the failure to do so would not have a Material Adverse Effect.

            4.8 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, comply with all applicable Requirements of Law.

            4.9 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Guarantor, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

            4.10 Indemnification. Indemnify and hold the Agent, the Collateral Agent, and each Lender and their respective shareholders, officers, directors, employees, agents, attorneys-in-fact, and affiliates and each trustee for the benefit of the Agent, the Collateral Agent, or the Lenders under any Security Instrument harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys' fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under, or from the Property of the Guarantor or any Subsidiary, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off the Property of the Guarantor or any Subsidiary, whether prior to or during the term hereof, and whether by the Guarantor or any Subsidiary or any predecessor in title, employee, agent, contractor, or subcontractor of the Guarantor or any Subsidiary or any predecessor in title, or any other Person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation, or disposal of any Hazardous Substances at any time located or present on or under such Property, (c) any residual contamination of any Hazardous Substance on or under the Property of the Guarantor or any Subsidiary, (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation, or disposal of any Hazardous Substances by the Guarantor or any Subsidiary or any employee, agent, contractor, or subcontractor of the Guarantor or any Subsidiary while such persons are acting within the scope of their relationship with the Guarantor or any Subsidiary, irrespective of whether any of such activities were or will be undertaken in accordance with applicable Requirements of Law, or (e) the performance and enforcement of any Loan Document, any allegation by any beneficiary of a letter of credit of a wrongful dishonor by the Agent of a claim or draft presented thereunder, or any other act or omission in connection with or related to any Loan Document or the transactions contemplated thereby, including, without limitation, any of the foregoing arising from negligence, whether sole or concurrent, on the part of the Agent, the Collateral Agent or any Lender or any of their respective shareholders, officers, directors, employees, agents, attorneys-in-fact, or affiliates or any trustee for the benefit of the Agent, the Collateral Agent or the Lenders under any Security Instrument; provided, however, the foregoing clauses (a) through (e) shall not apply to any claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement attributable to (i) the gross negligence or wilful misconduct of any Person to be indemnified, or (ii) any action or inaction of any Person to be indemnified subsequent to the exercise of ownership rights or the taking of any foreclosure action with respect to any Collateral and with respect to such Collateral such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the exercise of ownership rights or the taking of any foreclosure action with respect to such Collateral, to the extent such Person is a "person in control" under any Environmental Law. The foregoing indemnity shall survive satisfaction of the Guaranteed Indebtedness and all other Obligations and the termination of this Guaranty and the Credit Agreement, unless all Obligations have been satisfied wholly in cash from the Guarantor or the Borrowers and not by way of realization against any Collateral or the conveyance of any Property in lieu thereof.

            4.11 Further Assurances. Promptly after discovery thereof cure or cause to be cured any defects, errors, or omissions in the execution and delivery of any of the Loan Documents executed by the Guarantor, and execute, acknowledge, and deliver to the Agent or cause to be executed, acknowledged, and delivered to the Agent such other assurances and instruments as shall, in the opinion of the Agent, be necessary to fulfill the terms of the Loan Documents.

                                   ARTICLE V

                              NEGATIVE COVENANTS

            Unless agreed in writing by the Agent to the contrary, so long as any Obligation remains outstanding or unpaid or any Commitment exists, the Guarantor will not:

            5.1 Dividends and Distributions. (a) Declare, pay, or make, whether in cash or other Property, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock at any time that a Default or Event of Default exists or will occur as the result of the payment of such dividend or distribution; provided, however, the foregoing restriction shall not apply to dividends or distributions paid in capital stock of the Guarantor or options, warrants or other rights to purchase such capital stock.

                 (b) Declare, pay, or make, whether in cash or other Property, dividends or distributions on any share of any class of its capital stock in an aggregate amount exceeding 50% of Net Income for the period from September 30, 1993 to such time; provided that no such dividend or distribution shall be declared, paid or made when to do so would result in (i) a violation of Delaware law as in effect from time to time, (ii) a violation of Section 5.1(a), or

(iii) a Default or Event of Default, provided, however, the foregoing restriction shall not apply to dividends or distributions paid in capital stock of the Guarantor or options, warrants or other rights to purchase such capital stock.

            5.2 Changes in Corporate Structure. Enter into any transaction of consolidation, merger, or amalgamation unless the Guarantor is the surviving party and no Default will occur due to such transaction; or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution); or permit any Borrower to do any of the foregoing in this Section.

            5.3 Transactions with Affiliates. Directly or indirectly, enter into any material transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate, or permit any Borrower to do so.

            5.4 Tangible Net Worth. Permit Tangible Net Worth as of the close of any fiscal quarter to be less than $75,000,000 plus 50% of positive Net Income and 75% of the net proceeds from any offering by the Guarantor or any of its Subsidiaries of capital stock or rights to acquire capital stock in each quarter, beginning with the quarter commencing on April 1, 1996.

            5.5 Interest Coverage Ratio. Permit, as of the close of any fiscal quarter, the ratio of (a) EBITDA for the preceding four fiscal quarters (including the quarter just ended) to (b) Interest Expense for the preceding four fiscal quarters to be less than 2.0 to 1.0.

            5.6 Partnerships and Joint Ventures. Become a general partner, joint venturer or venturer in any Person or become or assume any similar capacity in any Person which gives rise to such similar general liability.

            5.7 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those permitted by the Senior Note Indenture.

                                  ARTICLE VI

                                 MISCELLANEOUS

            6.1 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Guarantor and all covenants and agreements herein made shall survive the making of the Loans and the issuance of the Letters of Credit and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

            6.2 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder or in connection herewith or with any other Loan Document shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, two Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

           (a)   if to the Agent, the Collateral Agent or any Lender, to:

                 Canadian Imperial Bank of Commerce, New York Agency 425 Lexington Avenue, 7th Floor
                 New York, New York  10017
                 Attention: Marybeth Ross
                            Syndications Group
                 Telecopy: (212) 856-3763

                 with copies to:

                 Canadian Imperial Bank of Commerce
                 909 Fannin, Suite 1200
                 Houston, Texas  77010
                 Attention: Dawn Tamborello
                 Telecopy:  (713) 650-3727

           (b)   if to the Guarantor, to:

                 KCS Energy, Inc.
                 379 Thornall Street
                 Edison, New Jersey  08837
                 Attention:  Kathryn M. Kinnamon
                 Telecopy:  (908) 603-8960

            Any party may, by proper written notice hereunder to the other, change the individuals or addresses (within the United States) to which such notices to it shall thereafter be sent.

            6.3 Parties in Interest. Subject to any applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Guarantor or the Agent shall be binding upon and inure to the benefit of the Guarantor, the Agent, the Collateral Agent or the Lenders, as the case may be, and their respective legal representatives, successors, and assigns as permitted pursuant to the Credit Agreement.

            6.4 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Guarantor, the Agent, the Collateral Agent and the Lenders and their successors and assigns. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

            6.5 No Waiver; Rights Cumulative. No course of dealing on the part of the Agent, the Collateral Agent or any Lender, their officers or employees, nor any failure or delay by the Agent, the Collateral Agent or any Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent, the Collateral Agent and the Lenders under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

            6.6 Severability. In the event any one or more of the provisions contained in any of the Loan Documents shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document.

            6.7 Amendments; Waivers. Neither this Guaranty nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the Agent and the Guarantor and the Agent shall obtain all consents of the Required Lenders or all Lenders, as may be required under the Credit Agreement in connection with such amendment or waiver.

            6.8 Review of Guaranty. This Guaranty was reviewed by the Guarantor, and the Guarantor acknowledges and agrees that it understands fully all of the terms of this Guaranty and the consequences and implications of its execution of this Guaranty and has been afforded an opportunity to have this Guaranty reviewed by an attorney and such other Persons as desired and to discuss the terms, consequences, and implications of this Guaranty with such attorney and other Persons.

            6.9 Payments. All amounts becoming payable by the Guarantor under this Guaranty shall be payable to the Agent at the address of the Agent set forth hereinabove.

            6.10 Governing Law. This Guaranty shall be deemed to be a contract made under and shall be construed in accordance with and governed by the laws of the State of New York without giving effect to principles thereof relating to conflicts of law.

            6.11 Jurisdiction and Venue. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Guaranty or any other Loan Document to which the Guarantor is a party may be litigated, at the sole discretion and election of the Agent, in the courts of the State of New York or of the United States of America for the Southern District of New York. The Guarantor hereby submits to the non-exclusive jurisdiction of the aforesaid courts and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation brought against it by the Agent, the Collateral Agent or any Lender in accordance with this Section.

            6.12 Appointment of Agent for Service of Process. The Guarantor hereby irrevocably designates CT Corporation System, or such other corporate process agent as is acceptable to the Agent, as the designee, appointee and agent of the Guarantor to receive, for and on behalf of the Guarantor, service of process out of any of the aforementioned courts in any legal action or proceeding with respect to this Guaranty or any Loan Document to which the Guarantor is a party. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to the Guarantor at its address specified below its name on the signature pages hereof, but the failure of the Guarantor to receive such copy shall not affect in any way the service of such process. The Guarantor further irrevocably consents to the service of process of any of the courts mentioned in Section 6.11 in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at such address, such service to become effective four days after mailing. Nothing herein shall affect the right of the Agent, the Collateral Agent or any Lender to serve process in any other manner permitted by law.

            6.13 Waiver of Rights to Jury Trial. The Guarantor, the Agent, the Collateral Agent and each Lender hereby knowingly, voluntarily, intentionally, irrevocably, and unconditionally waive all rights to trial by jury in any action, suit, proceeding, counterclaim, or other litigation that relates to or arises out of any of this Guaranty or any other Loan Document or the acts or omissions of the Agent, the Collateral Agent or any Lender in the enforcement of any of the terms or provisions of this Guaranty or any other Loan Document or otherwise with respect thereto. The provisions of this section are a material inducement for the Agent, the Collateral Agent and the Lenders entering into the Credit Agreement.

            6.14 Entire Agreement. This Guaranty amends, restates and replaces the Prior Bank One Guaranty and the Prior Comerica Guaranty and constitutes the entire agreement between the parties hereto with respect to the subject hereof and shall supersede any prior agreements, whether written or oral, between the parties hereto relating to the subject hereof. Furthermore, in this regard, this Guaranty and the other written Loan Documents represent, collectively, the final agreement among the parties thereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of such parties. There are no unwritten oral agreements among such parties.

            6.15 Confidentiality. In the event that the Guarantor or any Borrower provides to the Agent, the Collateral Agent, or the Lenders information belonging to the Guarantor or any Affiliate of the Guarantor, the Agent, the Collateral Agent, and the Lenders shall thereafter maintain such information in confidence. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Agent, the Collateral Agent, or the Lenders breaching their obligation of confidence herein or in any other Loan Document,
(iii) are previously known by the Agent, the Collateral Agent, or the Lenders from some source other than the Guarantor or any Affiliate of the Guarantor,
(iv) are hereafter developed by the Agent, the Collateral Agent, or the Lenders without using the information thus provided, (v) are hereafter obtained by or available to the Agent, the Collateral Agent, or the Lenders from a third party who owes no obligation of confidence to the Guarantor or any Affiliate of the Guarantor with respect to such information or through any other means other than through disclosure by the Guarantor or any Affiliate of the Guarantor to the Agent, the Collateral Agent, or the Lenders, (vi) are disclosed with the Guarantor's consent; (vii) must be disclosed pursuant to any Requirement of Law;
(viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding or (ix) as may be requested by any Governmental Authority pursuant to any bank examination or audit; provided, however, that to the extent practicable and unless otherwise prohibited by any Requirement of Law, any Person disclosing any non-public information pursuant to clauses (vii) or (viii) shall endeavor in good faith to give the Guarantor at least 5 days' prior written notice of such disclosure. Further, the Agent, the Collateral Agent or a Lender may disclose any such information to any other Lender or successor agent, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Guaranty or any other Loan Document, including the enforcement or exercise of all rights and remedies hereunder or thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that the Agent, the Collateral Agent, or the Lenders impose on the Person to whom such information is disclosed the same obligation to maintain the confidentiality of such information as is imposed upon it hereunder and such Person agrees to be bound by the terms hereof. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the later of (a) Final Maturity or (b) the date that all Obligations are paid or satisfied in full or otherwise performed or discharged or deemed performed or discharged.

            IN WITNESS WHEREOF, this Guaranty is executed as of the date first above written.


                                      KCS ENERGY, INC.


                                      By: ___________________________
                                         Henry A. Jurand
                                         Vice President

                      (Signatures Continued on next Page)

                                      CANADIAN IMPERIAL BANK OF COMMERCE,
                                      NEW YORK AGENCY, AS AGENT


                                      By: ___________________________
                                         Marybeth Ross
                                         Authorized Signatory